EXHIBIT 99.1

Transcript of

United States Antimony Corporation

Fourth Quarter 2024, Operating and Financial Results

March 20, 2025

Participants

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

Richard Isaak - Senior Vice President & Chief Financial Officer, United States Antimony Corp.

Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corp.

Jonathan Miller - Vice President, Investor Relations & Global Sales Manager, United States Antimony Corp.

Analysts

Presentation

Operator

Greetings. Welcome to United States Antimony Corporation Fiscal Year 2024 Financial and Operational Results Meeting. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] Please note, this webcast is being recorded.

I will now turn the webcast over to your host, Gary C. Evans, Chairman and CEO. You may begin.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

Thank you, and hello, everyone, and thank all of you for dialing in to our conference call this afternoon. We’re anxious to update you today on all of our activities at U.S. Antimony. I have with me on the call today Joe Bardswich, who is a board member and Executive Vice President as well as Chief Mining Engineer of the company; Rick Isaak, who is our Senior Vice President and Chief Financial Officer; and Jonathan Miller, Vice President, who is in charge of Investor Relations. They will all be giving short presentations about their respective divisions today.

When we had this call last year we told you that 2023 was a year of transition. As indicated in the press release this morning, this past year was a significant turning point for U.S. Antimony. We’ve added since the beginning of last year significant bench strength. This includes a new Controller, five new Vice Presidents, one Senior Vice President, one Executive Vice President, and two sales personnel for our zeolite division. These professionals are the ones taking your company to the next level.

We reported this morning, record revenues today of $14.9 million, which is up 72% year-over-year. Cost of sales was down 5% year-over-year and our gross profit was up 204% year-over-year.

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I would like to now introduce Rick Isaak, who’s going to summarize and give you some more detail on our financial performance for fiscal 2024. Rick?

Richard Isaak - Senior Vice President & Chief Financial Officer, United States Antimony Corp.

Thanks, Gary. So, I’ll start with some comments on our consolidated results. First, the reporting of our Mexico results in our SEC filings changed throughout 2024. So I’m going to briefly describe these changes. As you know, we closed our Mexico operations in the first quarter after years of losses and presented their results as a discontinued operation in a footnote in our 10-Qs for the first, second, and third quarters of 2024. Then, we reopened our Mexico operations in the fourth quarter of 2024 due to the significantly increased market price and demand for antimony and presented their results in continuing operations in our 2024 10-K, which is also how we presented Mexico’s results in our 2023 10-K.

Okay, so in the consolidated P&L, sales, as Gary mentioned, were $14.9 million for fiscal year 2024, which, as Gary said, was an increase of 72% over last year. This increase was achieved with both higher sales volumes and higher sales prices in both our antimony and zeolite businesses. It’s worth repeating, Gary mentioned, that our sales of $14.9 million was the highest sales level since being listed on the NYSE.

Gross profit was $3.5 million for fiscal year 2024, which compares to a loss of $3.3 million in 2023. This complete turnaround was achieved with cost efficiencies and price increases. And we also implemented strict controls in Mexico as we processed the remaining ore in 2024, and this significantly improved gross profit from our Mexico operations, along with the higher antimony market price.

Next, I’ll cover a few items with our antimony business. Our antimony sales were $11.1 million in 2024, which is up $5.2 million, or 88%, over 2023. About 60% of this sales increase relates to the average price increase, and about 40% relates to the volume increase. These increases were primarily due to the higher worldwide demand for antimony, as we’ve discussed and described in our earnings release. We’ve been focused on capitalizing on this increased demand for some time, and we have several initiatives in process to do just that.

First, we reopened our Mexico operations, as I described earlier. Our Mexico operations can process and sell finished antimony products with engineered production capacity ranging up to 200 tons per month. Additionally, we’re sourcing ore for Mexico operations from new suppliers and improving our machinery and equipment in Mexico, both of which allow for more economical production of antimony products in Mexico. Also, we started the expansion of our antimony processing facility in Thompson Falls, Montana. In addition, we acquired mining claims that have the potential for us to own some of our antimony supply.

Next, with our zeolite business, our zeolite sales were $2.9 million in 2024, which is up $0.5 million or 19% over 2023. But half of this sales increase relates to the volume increase and about half relates to the average price increase. Our zeolite gross profit for 2024 was a loss of $0.6 million, which is primarily due to much higher maintenance and repair costs and related expenses.

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As described in our prior earnings calls, these higher costs were needed to repair older equipment and trucks to make them operational after years of neglect and resulted in an operational loss for 2024. However, these improvements increased our production reliability and safety and will allow us to grow our zeolite business. And in 2025, we will be focused on growing sales profitably, and we hired two sales personnel to do just that. Overall, we accomplished a lot in 2024. Financially, as we’ve said, 2024 was our highest sales level since being listed on the NYSE. We improved gross profit from a loss of $3.3 million in 2023 to a profit of $3.5 million in 2024, and we improved cash flow from a decrease of $7.2 million in 2023 to an increase of $6.3 million in 2024.

Operationally, we started the year with our zeolite facility experiencing some downtime and ended the year with a more reliable production facility with improved on-time delivery and safety ready for growth. We started the year as the only U.S. domestic producer of antimony products and ended the year with the ability to produce antimony products in the U.S. and Mexico. We started the year with only one supplier of antimony ore and ended the year with three suppliers of antimony ore. We started the year with no U.S. mining claims and ended the year with mining claims in the U.S. and Canada that have the potential to make our antimony business more vertically integrated and expand our company’s product offerings.

Overall, we have a talented team that’s dedicated to improving our company, strengthening America’s critical minerals and critical materials pipeline, and increasing shareholder value.

I’ll turn it back over to you Gary.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

Thank you, Rick. Now, I’d like to ask that Joe Bardswich to update everyone on all the activities he and his team have been working on with regards for our mining leases both in Alaska and Canada. Joe?

Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corp.

Okay. And I’m going to start with operations at Bear River Zeolite, Gary.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

Okay. Right.

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Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corp.

There’s never been a resource or reserve calculation for this world-class ore body and without one we believe that we could even be out of compliance with the new SEC S-K 1300 regulations regarding reporting of mineral reserves and resources. To rectify this, we conducted a definition of drill program during July of 2024, drilling 80 holes for a total of over 6,700 feet. Holes were drilled approximately 100 feet apart, mostly along existing roads and other areas, which could be accessed easily. Cuttings from each drill, 6-foot drill interval were collected. So we ended up with over 1,100 samples split into portions suitable for assay and center internationally established well known ISO certified labs, mainly ALS Global and SGS for both sample prep and analysis.

This program was conducted solely on the portion of the privately leased ground and did not include any of the federal land covered by our mining sites. Technical report adhering to the guidelines of S-K 1300 is being prepared with an independent qualified person as the primary author and a specialist licensee of the proprietary Leapfrog resource calculation software and myself as secondary officer. The report will include a statement as to the reserves that have been calculated. Target date for the report completion is March 31.

While the drill was on-site, the contractor was also engaged to drill and blast a large area on the east side of the property to finish up this area so that it could be reclaimed concurrently with continued mining operations. The blasted material was estimated to contain 63,000 tons of zeolite sufficient for 3 or 4 more years of production at present rates. So money in the bank there. Subsequently, the old BRZ drill was sold along with other condemned equipment, but has been sitting idle on the property for several years, basically eliminating an ISAAR [ph]. The loader was purchased along with the 40 ton articulated truck with the excavator and dozer remaining on-site. The quality and reliability of our equipment fleet has vastly improved to go along with the plant improvements that have been made.

Now, switching to the Ontario, Canada cobalt property. This property is located on the Northwest edge of the Sudbury Basin. This basin believed to have been caused by a large meteor impact is the most prolific mineral producing area of Canada, mainly for nickel, copper, cobalt and platinum group metals since the late 1880s. The claims that we have acquired through an option agreement and our own stocking [ph] program cover an area of more than 4,000 acres on the Northwest edge of the basin. The area has been previously explored by small companies and include showings of high grade cobalt, nickel business and other critical minerals of economic interest along the 3-mile trend.

The highlight of the iron mass showing was an historical drill hole, which recorded a drill core interval of 4 feet of 16% cobalt and 8% nickel, and about 2 miles to the south of the cobalt shaft were. The Ontario Department of Mines reports that a 6-ton sample of ore grading, 15% cobalt and 9 ounces of silver per ton was shipped in the 1930s. This compares with average grade of cobalt producers being in the 1% range. This area is covered by extensive sands, gravels, muskeg and small lakes, which has hampered efforts of earlier explorationists to map the geology of the area and definitively understand that geology.

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We believe these high grade showings do not exist in isolation and we are focused on determining the extent of the mineralization, particularly the cobalt. We have assembled a team of geologists from the sub area headed by Dr. Fred Breaks, recently retired from the Ontario Geological Survey. As soon as the snow is gone, we will commence an excavator supported overburden trenching and stripping program to uncover and wash the rock, do detailed mapping of the geology, determine the mineralogy and assess the potential of property to those economic quantities of critical minerals.

In Alaska, we’ve acquired several properties related to critical minerals with a focus on antimony and located on non-federal lands. Alaska, in particularly the Fairbanks area was the primary source of antimony for the allied nations during the First World War. During World War II with the events of Japanese forces in the Aleutians, the focus shifted to Idaho. We are shifting our focus back on to Alaska. The Fairbanks area antimony deposits were originally discovered by the Placer Gold Miners in about 1900, who considered the large boulders of antimony a hindrance.

Following the discovery and development of the Fort Knox gold deposit in 1980s, the area saw intense exploration by major companies like Placer Dome and Inco looking for gold. Part of their exploration programs included soil sampling surveys of indicator minerals, which included antimony. We have optioned a large number of claims on state of Alaska land from a family company who have owned these claims for a couple of generations. No federal land, therefore, no NEPA permitting is required.

The owners have provided us with the Placer Dome and Inco records and Rod Blakestad, our Vice President of Mining Division has identified the target areas with anomalously high antimony values in the soils. Rod is a graduate of University of Alaska Fairbanks and has 19 years of field experience in the state. He will return to Alaska to head up an exploration program of trench in the areas containing the antimony anomalies, which will include mining of any antimony as it is uncovered.

We’ve made arrangements to lease a 3.75-acre parcel of patented land from us. A local Placer miner intend to establish a shop warehouse building on this site and make this our field headquarters. We anticipate that once we have stripped the overburden and uncovered the bedrock, we will find high grade antimony in that bedrock, which we would excavate all to and store on the patented land that we’ve leased.

By August, we intend to have stockpiled sufficient ore to begin trucking to our Montana facilities. A ton of material grading 50% antimony would have a gross value of $25,000 per ton at today’s prices. Trucking from the Fairbanks area to Phillipsburg is about 2,435 miles, a 20-ton truckload worth $500,000 at 50%. Antimony is estimated to cost $5,200 per truckload or about $260 per ton or about 1% of the value. There’s some real incentive to move forward with this Alaska operation. Rod and all of us at U. S. Antimony are committed to making this happen.

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I’ll turn it back to you, Gary.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

All right. Great, Joe. And I hope everybody heard what you said in the last couple of sentences, because it’s important for our investors to understand that today, we are buying antimony from third parties. And as Rick said, we have three different parties that are supplying us antimony and they’re all international. There is no antimony today being mined in The United States or Alaska. And with our ability to move our own product from Alaska in August to our facilities in Montana at the very low cost that Joe has just outlined, our margins will substantially improve.

And so, I keep hearing numbers about the amount of tonnage. I keep putting that in the back of my mind, but I’d be happy starting out with a couple of hundred tons a month. And so, we’re getting prepared to receive that material and looking forward to that having a substantial impact to our operating results in the second half of the year.

I would like to now introduce Jonathan Miller. He’s a brand new father and who now gets absolutely no sleep. So please give him a little love there to tell, he’s going to tell you all about what we’ve been doing on the marketing front in the capital markets, as well as Investor Relations. Jonathan?

Jonathan Miller - Vice President, Investor Relations & Global Sales Manager, United States Antimony Corp.

Appreciate the introduction, Gary. So when I joined U. S. Antimony in July of last year, one of our most immediate challenges was our complete lack of exposure to Wall Street and broader capital markets. Prior to management changes, UAMY had no marketing efforts, no institutional awareness and virtually zero engagement with investors. It was clear we needed to build that foundation from the ground up. Our initial strategy in the second half of last year was straightforward, but deliberate. Start small, build credibility and create visibility.

We focused heavily on attending more than 20 in-person and virtual investment conferences, targeting small-cap and micro-cap events where we can directly engage retail and early institutional investors. These efforts allowed us to tell the UAM story for the first time directly to market participants who had never heard of us and knew nothing about antimony and zeolite.

Simultaneously, we launched profiles on key social media and brokerage platforms such as LinkedIn, X, formerly Twitter, StockTwits and Webull, which now represent a combined audience of nearly 65,000 retail investors actively following or watching UAMY. These platforms became critical tools to communicate company milestones, industry news and raise awareness about antimony’s role as a critical mineral. The results speak for themselves.

Through this focused retail and micro-cap institutional outreach, we successfully took the company from a market cap of $20 million to approximately $200 million, putting UAMY firmly on the radar of Wall Street and for the first time aligning our visibility with the growing national interest in critical minerals, especially antimony. As that awareness grew, particularly around antimony’s strategic importance in national defense and energy storage, our strategy naturally evolved.

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The next phase, which began this January, is to target larger investors and funds, many of which are international that drive significant long-term capital appreciation. We’ve been fortunate to work closely with highly connected boutique firms like Alliance Global Partners, Titan Partners and Jett Capital, all of whom have not only taken the time to fully understand our story, but have also introduced us directly to dozens of institutional investors through sponsored roadshows.

Further outreach has included meetings with mining focused analysts and bankers from RBC Capital, Canaccord Genuity, National Bank Financial, Scotiabank, BMO, Bank of America, Wells Fargo and Rothschild & Co. These conversations have been invaluable, not just for future potential capital sources, but for relationship building and market intelligence as we position UAMY within the broader critical mineral space.

Another core focus has been securing equity research coverage, which was completely non-existent prior to our team stepping in. Since then, two independent firms have picked up research coverage on us, which include H. C. Wainwright and Alliance Global Partners, with potentially four more firms expressing interest in publishing coverage following today’s earnings report, a major milestone that will continue to expand our institutional audience.

Finally, we’ve extended our visibility into the mainstream media and industry press, planting seeds in the broader narrative around critical minerals and U. S. supply chain security. We secured television and written narrative coverage in over a dozen major outlets, including Reuters, S&P Global, Fastmarkets, New York Stock Exchange TV, Bloomberg and Fox Business Mornings with Maria Bartiromo, all amplifying UAMY’s story to a global audience.

In summary, 2024 was about laying the groundwork, elevating UAMY from obscurity to relevance. 2025 will be about continuing to plant seeds, deepening institutional relationships, broadening research coverage, increasing revenues and positioning UAMY as a key player in the national critical minerals conversation where we believe we firmly belong. Thank you.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

Thank you, Jonathan. And one other thing that I’d like to mention concerning the capital markets is that based on some preliminary work that a couple of firms have done for us, it appears that U.S. Antimony is going to be added to the Russell 2000 Index in May. And this will obviously add further to our market awareness and create additional trading in our securities.

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Two things that we have not touched upon on this call today are the DoD grant request and tariffs. And so, I’d like to give you a little information there. We have submitted all the required paperwork for the federal grants to the U.S. Government and we currently remain in what’s called a quiet period. So no doubt the changes that have been made recently since President Trump became our new President of the United States have slowed things down. But, we feel confident that we’re well positioned in the story that we’ve told the Department of Defense and we remain hopeful of something some relief down the road. And when we did the Q&A session, please don’t bother asking me anything about the DoD, because I really can’t say anything more than what I’ve just said.

With respect to tariffs, we do remain concerned and have discussed the situation with the governors, senators and house members in the states where we do business. This has been done both in a personal meeting by myself and our Head of Government Relations, Melissa Pagen, as well as in written correspondence that we’ve delivered to all of these members. They all understand it and they all are waving our flag. This has not affected our business yet, but we continue to monitor the situation closely. Since we obviously deal in critical minerals, we believe there will be an opportunity for exemption similar to the auto industry, where we also happen to sell antimony products.

Before we open the conference call to questions, I’d like to outline seven key objectives that we have as a company for fiscal 2025. They are as follows: Number one, continue to increase intake volumes of antimony at both the Thompson Falls and Madero Smelters. Number two, expand capacity at both smelters as our increased volumes dictate. This is predominantly done by adding additional furnaces. Number three, assuming we’re successful in receiving government grant monies, we hope to accelerate our expansion efforts further, predominantly in Montana.

Number four, continue to grow our zeolite sales in a much improved manner and also try to continue to improve our net margins. We think that all the past problems have been resolved and we are now in a period of time where we can show significant progress on zeolite. Number five, initiate our mining activities as Joe Bardswich has so described in Alaska in bringing high grade antimony ore to our facilities located in Montana this summer.

Number six, continue our diversification efforts in other critical minerals in either the United States and/or both Canada. And number seven, maintain a pristine balance sheet while growing all divisions of the company so that we stand out as a premier enterprise.

So with that operator, we would like to open up the audience to ask us questions.

Operator

Thank you. At this time, we will be conducting a question-and-answer session. [Operator Instructions]

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Q: Okay. And the first question, thinking Thompson Falls, if you have the square feet available, how long to create or build a double capacity system?

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

Okay. The problem in Thompson Falls is our footprint. It’s limited. We are in the valley between a couple mountain ranges and we’re surrounded by U.S. Forest Service. We do know we can increase capacity there. In fact, we did that last week. We added another furnace that we had retrofitted. We have four more that we can do that with and are planning to do as we continue to get more and more material.

One thing I failed to mention in our call is that effective February 1, our input of antimony from one of our sources in Canada increased by 25% under a contractual obligation for the next year. And we saw significant loads of new antimony in the month of February from this primary provider. So, we can increase volumes in Thompson Falls, but it is limited. And we are looking at other possible locations. Next question?

Q: Okay. The next question. I was wondering if you have any plans to be involved in the Stibnite antimony project in Idaho.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

Joe, I’ll let you respond.

Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corp.

We would like to be able to metallurgically handle their concentrate, which they estimate will be at a grade of 60% and that’s upgrading it from the reserve [take us through] [ph] antimony at the Idaho operations are 0.6%. So, we’re long ways down the road for them to build the mill and be able to put in the process to produce an antimony concentrate.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

Let me kind of carry on there, Joe. It’s important for our listeners to understand that we’re contacted by companies from all over the world to claim they have antimony or they’re going to have antimony. And I would say 90% of those inquiries, the particular company is 2, 3, 4 years away of actually having material. And so, we don’t really waste our time with those. We tell them when you get within a year, call us and we’ll talk and we’ll be ready.

But, we’re trying to take advantage of $25 per pound antimony today, not 2 years down the road or 3 years down the road or 4 years down the road. So that’s why we’re working so feverishly hard with the Alaska operation, so that we can truly be a fully integrated company, have our own ore, do our own flotation, have our own smelting and sell then product, whether it be to the DoD or whether it be to our industrial customers.

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So, a lot of companies talk about having all these antimony reserves, but you’ve got to dig down deep and pull back the layers of the onion to understand when and if they will have supply. Next question?

Q: Next question, are you aware of any other companies attempting to build new antimony downstream operations similar to UAMY?

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

I am constantly looking for that and the answer is no. And I feel comfortable by saying no, and that we are talking to a lot of construction companies that would be the ones doing that work for any other company and they have made us aware of nothing new being built or nothing planned? And this is not an easy process. I mean, it’s something that would take 3 years plus or minus and the permitting is a whole another story. So answer is today, we truly are the only one in U.S., only one in Mexico and don’t see any competition coming in the near future. That may change, but today we’re it.

Q: Okay. Regarding Canadian leases in North Eastern Canada, what are your expectations for metals? If you thought there could be positive surprises in that area, what would you possibly think could be a positive surprise?

Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corp.

I’ll take that one, Gary.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

Yes, sir.

Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corp.

Our attitude is that the high grade cobalt does not exist in isolation. And we’re looking to find out what the relationship with that high grade is with the geology in the area. The advantage of finding something in that location is that there is infrastructure available. Vale, formerly the Inco operations have a large mill 30 miles away. Falconbridge, Strathcona mill is – Falconbridge is now Xstrata, has the Strathcona mill, which is only about 20 miles away.

So, if we discover something that long lead time that Gary was talking about for the Idaho company that has antimony would be bypassed and we’d be able to mine and ship ore right away. We have to discover the ore body first, which is our first task. Thank you.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

Next question?

Q: Okay. You mentioned plans to source antimony ore internally later this year. Can you touch on which claims you expect to source the material from and where the claims are in the permitting process? Can you provide a bit of color on the ramp up to Madero now that the first shipments of ore have reached ports?

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

Joe, why don’t you take the first part of it and I’ll take the second part.

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Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corp.

Okay. The lands in Alaska, we’ve after looking at the difficulties in getting permits in Idaho that Perpetua went through, We’ve tried to concentrate on state land and we’ve succeeded in doing that. The state land permitting is generally a month to two months and we are in the process of preparing those permit applications. Basically, we intend to be digging during the month of May. Back to you, Gary.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

Thank you, Joe. With respect to Madero, so our first shipment of Australian antimony arrived at the port today. It will be inspected and get trucked to Madero over the weekend, early next week. We’ve hired 15 new employees at Madero. We’ve refurbished seven furnaces over the last month-and-a-half at a cost of just under $0.5 million and we’re ready to go.

So we should be processing, I would say, within a week to 10 days, definitely before the March. And our second and third loads are on the water and will be arriving during the month of April. And we are negotiating a significant additional purchase as we speak, that don’t really want to talk about yet. We also have contracted for another 50 tons of material coming from the country of Mexico, it’s a supplier, and they believe they can supply about 100 tons a month. So my biggest concern today about Madero is that we’ve bought a lot of inventory and that can we keep up.

And actually before with this call, I had a discussion with our Vice President that runs the Madero division about that very point and gave him instructions on what I would like to see next. So the beauty of Madero is we do have a very large footprint. Our operating costs are extremely low because of labor costs in Mexico. And we have the opportunity to expand that facility as we deem fit. I’m a big believer in wanting to have the inventory first before we spend the money expansion on expansion efforts, but based on what I know today, I think that is definitely coming very quickly. Next question?

Q: Thank you. You have previously stated you would have ore from Alaska to Montana in June. Today, I think I heard August. Can you please clarify?

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

We basically would prefer to under promise and over perform. We’re closer obviously to knowing the timing. So whether it’s June, July or August, I don’t think it really matters. But we’re counting on August as being the proper date. Maybe it will be July, who knows. But there’s a lot of work that we have done. We’ve also in the process of picking up additional claims that have antimony. So only are we permitting at the same time, getting camps built at the same time and buying additional leases. So, we have a lot going on at once. We are continuing to add to our bench strength, as I said earlier on the call with our people. And I feel confident that August is a good date, July-August is a good time to assume that we’ll be having material into Thompson Falls.

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Q: Thank you. Thanks to Gary and team for taking questions. And Jonathan, congrats on being a new father. And confirm you’re only paying about $5,000 for a truckload to transport. This seems really inexpensive. And then building on that, your product from Alaska, a typical mine takes so long. How do you do it so quickly? Do you have enough footprint in Mexico to further expand the facility?

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

Okay. I just answered the question on the Madero footprint. Yes, we have plenty of land. That’s not an issue. Joe can touch upon the trucking. We have done a fair amount of work on the trucking. In fact, I am getting a map right now of the route. We do know that there’s a huge advantage in trucking and that many of the trucks coming from Alaska are to the United States are deadhead, which means that they’re empty. And so that could be a great advantage to us and we’re still checking on all that.

And Joe, I’ll let you carry on.

Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corp.

Okay. To get that figure, I just went on the Internet and looked up, the average price of trucking in the U.S, I know that the price of trucking in Canada is quite a bit lower and the three quarters of the trip is going to be through Yukon Territory, British Columbia and Alberta, but I went with the higher figure for U.S. cost. So I took that average cost and that’s where I came up with that $260 per ton.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

Next question?

Operator

Okay. Next question. How much CapEx is involved in Alaska mining? What timeline are you looking for the company to become a $1 billion company? Is the company profitable in Q1 this year?

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

Okay. Three good questions. Obviously, our goal is to get to profitability as quickly as possible. I’m not going to give you any kind of estimate about profitability in the first quarter, but I will tell you the numbers are very encouraging, but I’m not going to give you any guarantee that we’ll be profitable. We’re spending a lot of money on lot of different areas, but if you notice our cash balance is excellent. We’ve been fortunate enough that some warrants came in at the end of last year at $1.5 million and we’ve also had additional warrant exercises already in January, February and March of this year. So that’s helped us keep our cash balance at the level that we reported at 12/31.

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And so, fortunately, the kind of work that Joe is doing is not that capital intensive. I’m new to the mining area, as you all know. I was in the oil and gas for 35 years. And one thing I’ve learned is that a typical mine is a 25-year process. We’re not typical miners. In fact, I know some of my guys hate me saying this, but we’re kind of like garbage dealers. We’re out there picking up trash, which was antimony left by companies 20, 30 and 40 years ago that was left on the ground. So the state of Alaska, I think is appreciative of the fact that we’re picking up antimony that’s been left by others and cleaning it up. And so, this is not a typical mine. It’s on the ground. It’s maybe the best of foot under the surface. And so, you’re talking about a couple of backhoes and trucks. So it’s a total different type of excavation of mining than what is typical.

Joe, do you have any further comments there?

Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corp.

You’re learning quick, Gary. I haven’t got much to add to that. I mean, you send the excavator out to that area that you can locate in the field based on the coordinates from the drawings and the soil sampling programs of those major companies. And you start digging down the bedrock and there may be little narrow veins of antimony there that are interesting, but not interesting enough to spend a whole lot of time on and you can go on to the next spot. But the number of reports that I have read about large chunks of antimony getting in the way of these placer miners and speaking to a couple of them in-person, I’m confident that we will be shipping antimony this year.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

And to take that thought a step further, it’s important, I think, for everybody to understand what led us to Alaska. Joe and Rod, our Chief Geologist, who worked, as Joe said, in Alaska and was actually responsible, I think, for the discovery of the Fort Knox Gold deposit. We, the three of us went to the Geological Society there and met with three fellows for most of the day and specifically asked them where has the antimony been discovered and where has been left and where would you recommend we go?

We’re coming to Alaska looking for antimony. And they showed us the deposits for Korean War and Vietnam War and WW1, WW2. And we hired helicopters and went out and staked those locations, those mining claims. And so, as we’ve done further work, and you got to remember, this is not area that’s never been explored. There’s all kinds of geological work. There’s all kinds of reports written. There’s all kind of filings by the previous miner. So, it was a lot of homework that these guys did to determine, okay, let’s start here and go there. And as we’ve done that, we found other areas that we want. And so, we just did a deal last week on another additional claims that are adjacent to the ones that we already have, because we see the opportunity of additional antimony in these deposits.

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And as Joe said, we’ve identified eight or nine of these and you go and test one and you don’t like it, you go to the next one. I mean, it’s very quick decision making and it’s not something that takes years of planning to do. We are picking up other people’s discoveries. And remember, they didn’t care about antimony. Antimony was trading less than $5 a pound. It had arsenic and it had sulfur, it had all these impurities. Nobody wanted it. It was the crap metal. And so all of a sudden, today, at $25 a pound, it’s very valuable. Next question?

Q: Okay. Next question, what are the estimations of material on the ground at the Alaska claims? And what is the amount of raw tons of material needed to make 1 ton of antimony?

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

Well, Joe, it’s back in your bailiwick.

Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corp.

So basically, thoughts of our plan for shipping antimony from Alaska, we’re looking at high grade. We know from the old timers’ record that some of this stuff was getting up into the 60% and 70% range. We know that there will have to be some hand-cobbing to maintain a high grade. But, again, when I talk about 50% antimony that truckload is worth $0.5 million and it’s not a very big volume but a truckload of 20 tons.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

And just to tell everybody, all the antimony that we’re buying internationally, we have never found yet that high grade ore material, have we, Joe, the stuff we’re buying?

Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corp.

Nobody shipped us that high other than something that’s already gone through a flotation mill and has been upgraded.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

Right. Next question? We’re going to do maybe two more, and then we’ll be done. It’s been a good bit of time.

Q: Certainly. Do you currently have personnel and machinery in Alaska preparing the antimony ore for transporting?

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

Joe?

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Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corp.

We’ve made arrangements with two firms, one to lease the property where we will set up our headquarters. It’s adjacent to the first target that will go on, patented land, et cetera, lock gates for access. And then one of the local placer miners, we’re making arrangements to have him provide equipment and manpower. So, we’ll hire him by the hour to under the direction of Rod Blakestad and his crew of where to dig and how to dig and how to recognize the good stuff.

Q: Okay. Next question. One of the downsides in Alaska are the winters where construction halts for months due to the ground freezing. Any inputs on this?

Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corp.

We’re looking to do a whole lot during the summer. And you got the 24-hour daylight for a period of that. To note that Fort Knox operates 24/7, 365 days a year, different sort of operation and that it’s mainly drill and blast, et cetera. If we find the right situation where we can establish a pit operation, then that changes the picture for us.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

And you got to also remember, we’re in an area between Fairbanks and anchorage that is in a much better environment from a climate situation than being in the northern territory.

Joe Bardswich - EVP, Chief Mining Officer & Director, United States Antimony Corp.

While we were in Alaska, that was in January, there were 53 states that had colder temperatures than what Fairbanks was – 43 states, I’m sorry. There were only seven states that were warmer than Fairbanks.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

Okay. Operator, I think we’re good.

Operator

Okay. We have reached the end of the question-and-answer session. I will now turn the call over to Gary C. Evans for closing remarks.

Gary Evans - Chief Executive Officer & Chairman, United States Antimony Corp.

Okay. Thank you all for listening into our conference call today, reading our reports and asking very good questions. We’re anxious to begin reporting results in 2025 as we continue to progress in building this company. I think one of the questions that I failed to answer was, when do you expect to be a $1 billion company. And as you know, all my prior companies have been of that range and I think we’re on a fast track to get there. We definitely have a management team and a Board that understands what we need to do. We’re in a very fortuitous situation and we’re trying to take full advantage of it. So, I think, you’ll see other great opportunities get presented to you as we build this enterprise and we’re excited about the position we’re in and where we’re going. Thank you.

Operator

This concludes today’s webcast, and you may disconnect at this time. Thank you for your participation.

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